PULASKI FINANCIAL REPORTS CONTINUING FIRST FISCAL QUARTER
EARNINGS MOMENTUM AND ASSET QUALITY IMPROVEMENT

Year-Over-Year Highlights

•	Earnings growth
-	Diluted EPS $0.25 in 2012 versus $0.23 in 2011
-	Annualized return on average assets 0.96% in 2012 versus 0.93% in 2011
-	Annualized return on average common equity 11.40% in 2012 versus 11.08% in 2011

•	Net interest margin down 10 basis points from record level in 2011 to 3.87%

•	77% increase in mortgage revenues

•	12% decline in combined provision for loan losses and foreclosure costs

Linked-Quarter Highlights

•	3% increase in net interest income

•	12 basis point increase in net interest margin

•	22% decline in combined provision for loan losses and foreclosure costs

•	8% increase in mortgage revenues

•	$23 million, or 4%, increase in commercial loans

•	Accelerating decline in non-performing assets, which were down $9.4 million, or 15%, to 3.76% of total assets from 4.56%

•	Continued improvement in potential future predictors of asset quality
-	Internal adversely classified assets decreased 22%
-	Early stage loan payment delinquencies decreased 26%

ST. LOUIS, January 22, 2013 —Pulaski Financial Corp. (Nasdaq Global Select: PULB) reported net income available to common shares for the quarter ended December 31, 2012 of $2.7 million, or $0.25 per diluted common share, compared with $2.5 million, or $0.23 per diluted common share, for the quarter ended December 31, 2011.

Gary Douglass, President and Chief Executive Officer, commented, “We are very pleased with our quarterly results and our strong start to fiscal 2013.  We reported net interest income growth and net interest margin expansion at a time when many banks are reporting declines.  Significantly lower total credit costs and accelerating declines in non-performing assets reflect an ongoing focus on improving asset quality.  Despite a challenging and generally low growth operating environment, our commercial lending team delivered a very good quarter in terms of loan growth.  And finally, our mortgage banking operation contributed yet another strong quarter of revenue growth.”

Net Interest Income Remained Strong

Net interest income was $11.8 million for the first quarter of fiscal 2013 compared with $12.1 million for the same period a year ago.  The decrease was due to a decline in the net interest margin combined with a decline in the average balance and a change in the mix of interest-earning assets.

The net interest margin for the December 2012 quarter was 3.87%, down from the historical high of 3.97% for the quarter ended December 31, 2011.  However, it was up from 3.75% for the quarter ended September 30, 2012.  During the December 2012 quarter, the Company collected $285,000 of interest income on a commercial loan that was previously charged off, which resulted in an increase in the net interest margin for the quarter of approximately 10 basis points.  The decrease in the net interest margin from the prior-year quarter was primarily the result of market-driven decreases in the average yields on loans receivable and loans held for sale partially offset by a decrease in funding costs.  The increase from the linked quarter was due to an increase in the average yield on loans receivable resulting primarily from a decrease in the level of non-performing loans and the collection of the previously charged-off interest, partially offset by a market-driven decrease in the average yield on loans held for sale.  Lower funding costs also contributed to the linked-quarter increase.

Douglass commented, “We were encouraged by the increase in our net interest margin over our September 2012 quarter, which was achieved even without the positive impact of the charged-off interest we collected.  We were also encouraged by an increase in commercial loan origination activity late in the quarter that resulted in growth of approximately $23 million in our commercial loan portfolio from September 30, 2012 to December 31, 2012.”

Mortgage Revenues Showed a Substantial Increase on Improved Profit Margins and Higher Loan Sales Volumes

Primarily as the result of increased mortgage revenues, non-interest income increased to $4.7 million for the quarter ended December 31, 2012 compared with $3.4 million for the quarter ended December 31, 2011.  Mortgage revenues were $3.0 million on loan sales of $367 million for the quarter ended December 31, 2012 compared with $1.7 million on loan sales of $329 million for the December 2011 quarter.

Mortgage loans originated for sale totaled $380 million for the quarter ended December 31, 2012 compared with $371 million for the December 2011.  The low level of market interest rates continued to fuel strong demand for mortgage refinancings during the December 2012 quarter.  Also, the Company continued to experience strong demand for loans to finance the purchase of homes.  Mortgage loans originated to finance the purchase of homes represented 39% of total loans originated for sale during the quarter ended December 31, 2012 compared with 36% during the December 2011 quarter.

The net profit margin on loans sold improved to 0.81% for the quarter ended December 31, 2012 compared with 0.51% for the December 2011 quarter.  The increase was primarily the result of improved selling prices realized from the Company’s mortgage loan investors and the continued control of costs to originate such loans.  Mortgage loans held for sale increased 10% to $197.9 million at December 31, 2012 compared with $180.6 million at September 30, 2012.

Douglass noted, “We saw our seventh consecutive quarter of increased mortgage revenues resulting from our efforts to negotiate improved selling prices with our investors and control loan origination costs combined with the continued strong demand for mortgage loan refinancings.  In addition, we continued to see solid demand for loans to finance home purchases as we were able to capitalize on the strong customer and realtor relationships our loan officers have continued to maintain within our markets.  The strong loan demand resulted in a quarter-end balance of $198 million in our mortgage loans held for sale, which will once again give us significant momentum going into our second fiscal quarter of 2013 by generating net interest income while they are held in the warehouse and mortgage revenues when they are delivered to our investors.”

Non-Interest Expense Was Higher on Increased Compensation Expense and Real Estate Foreclosure Costs

Total non-interest expense was $9.9 million for the quarter ended December 31, 2012 compared with $8.1 million for the quarter ended December 31, 2011.  The increase was primarily the result of higher levels of compensation expense and real estate foreclosure costs. Compensation expense increased $823,000, or 22%, for the December 2012 quarter compared with the same period last year.  Approximately 40% of the increase in compensation expense related to new mortgage loan origination offices that were in a start-up mode or had not yet reached their full loan production capabilities and, as a result, such expense was not absorbed by increased loan origination activity.  An additional 29% of the increase generally related to a full quarter’s expense associated with certain performance-based stock awards granted during December 2011, resulting in less than a full quarter of expense recognized in the prior year quarter.  In addition, because of the required accounting treatment of such awards, the amount of expense associated with these awards is the greatest in the first year and decreases over the next two years.  The remaining increase in compensation expense was generally the result of additional staff hired to support the Company’s mortgage banking operation and normal salary increases.  Contributing to the higher level of real estate foreclosure costs were the write downs of two large commercial properties in the December 2012 quarter due to declines in their estimated fair values.

Douglass commented. “As expected, we incurred additional expense associated with the expansion of our mortgage banking operation into contiguous markets, but did not realize the benefit of the increased mortgage loan production while the new locations were in a start-up mode.  We anticipate that these additional costs will be offset in future periods by the revenues generated from the increased mortgage loan production of these new locations.  In addition, as a result of our success to date in disposing of foreclosed properties combined with our expectations of additional dispositions over the next several quarters, we believe real estate foreclosure costs will begin to normalize over the balance of fiscal 2013.”

Asset Quality Improves at Accelerated Pace

Non-performing assets decreased to $52.0 million, or 3.76% of total assets, at December 31, 2012 from $61.4 million, or 4.56% of total assets, at September 30, 2012 and $69.9 million, or 5.24% of total assets, at December 31, 2011.  In addition, the balance of internal adversely classified assets decreased approximately 22% from September 30, 2012 to December 31, 2012, resulting in the fifth consecutive quarterly decline in this category.  At December 31, 2012, the ratio of internal adversely classified assets to regulatory capital plus the allowance for loan losses decreased to approximately 49% compared with approximately 65% at September 30, 2012.  Equally important, total loans that were 31 to 89 days past due on payments decreased approximately 26% during the same period.

The provision for loan losses for the three months ended December 31, 2012 was $2.1 million compared with $3.0 million for the quarter ended December 31, 2011.  The decreased provision was the result of a lower level of net charge-offs combined with the lower level of non-performing and internal adversely classified assets.  Net charge-offs for the quarter ended December 31, 2012 totaled $1.2 million compared with $2.9 million for the December 2011 quarter.  Reducing net charge-offs for the December 2012 quarter were recoveries totaling $2.4 million, including the collection of approximately $2.2 million of cash payments from borrowers related to two large commercial real estate loans that had been charged off in previous periods.

Conclusion / Outlook

Douglass stated, “Based on the momentum generated in fiscal 2012 and continuing into our first fiscal quarter of 2013, we are optimistic about our prospects for fiscal 2013 and beyond.  Specifically, we expect another year of meaningful earnings growth in 2013 compared with 2012.  We also expect continued asset quality improvement and resulting normalization of credit costs.  And finally, we expect to continue to implement our capital management strategy by repurchasing additional preferred shares throughout the balance of fiscal 2013.”

Conference Call Tomorrow

Pulaski Financial’s management will discuss first fiscal quarter results and other developments tomorrow, January 23, 2013, during a conference call beginning at 11 a.m. EDT (10 a.m. CDT).  The call will also be simultaneously webcast and archived for three months at:  http://pulaskibank.com/corporate-profile.aspx.  Participants in the conference call may dial 877-473-3757, conference ID 90720506, a few minutes before the start time. The call will also be available for replay through February 23, 2013 at 855-859-2056 or 404-537-3406, conference ID 90720506.

About Pulaski Financial

Pulaski Financial Corp., operating in its 91st year through its subsidiary, Pulaski Bank, offers a full line of quality retail and commercial banking products through 13 full-service branch offices in the St. Louis metropolitan area.  The Bank also offers mortgage loan products through loan production offices in the St. Louis and Kansas City metropolitan areas, mid-Missouri, southwestern Missouri, Wichita, Kansas, Omaha, Nebraska, and Council Bluffs, Iowa. The Company’s website can be accessed at www.pulaskibank.com.

This news release may contain forward-looking statements about Pulaski Financial Corp., which the Company intends to be covered under the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.  Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of the Company. These statements often include the words "may," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions. You are cautioned that forward-looking statements involve uncertainties, and important factors could cause actual results to differ materially from those anticipated, including changes in general business and economic conditions, changes in interest rates, legal and regulatory developments, increased competition from both banks and non-banks, changes in customer behavior and preferences,  and effects of critical accounting policies and judgments. For discussion of these and other risks that may cause actual results to differ from expectations, refer to our Annual Report on Form 10-K for the year ended September 30, 2012 on file with the SEC, including the sections entitled "Risk Factors."  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

PULASKI FINANCIAL CORP.
CONDENSED STATEMENTS OF INCOME
(Unaudited)

	(Dollars in thousands except per share data)

	Three Months Ended
	December 31,	September 30,	December 31,
	2012	2012	2011
Interest income	$13,613	$13,411	$14,624
Interest expense	1,806	1,963	2,509

Net interest income	11,807	11,448	12,115
Provision for loan losses	2,065	2,950	3,000

Net interest income after provision for loan losses	9,742	8,498	9,115

Retail banking fees	1,153	1,124	1,001
Mortgage revenues	2,988	2,779	1,687
Investment brokerage revenues	293	282	374
Other	282	446	353
Total non-interest income	4,716	4,631	3,415

Compensation expense	4,566	3,966	3,743
Occupancy, equipment and data processing expense	2,360	2,450	2,181
Advertising	119	138	108
Professional services	554	411	426
FDIC deposit insurance premiums	434	439	441
Real estate foreclosure losses and expenses, net	1,214	1,256	745
Other	611	668	487
Total non-interest expense	9,858	9,328	8,131

Income before income taxes	4,600	3,801	4,399
Income tax expense	1,472	1,129	1,357
Net income after tax	3,128	2,672	3,042
Benefit from repurchase of preferred stock, net	--	365	--
Preferred stock dividends	(406)	(493)	(517)
Earnings available to common shares	$2,722	$2,544	$2,525

Annualized Performance Ratios
Return on average assets	0.96%	0.82%	0.93%
Return on average common equity	11.40%	10.81%	11.08%
Interest rate spread	3.73%	3.61%	3.80%
Net interest margin	3.87%	3.75%	3.97%

SHARE DATA
Weighted average shares outstanding - basic	10,815,633	10,742,660	10,605,620
Weighted average shares outstanding - diluted	11,066,355	11,019,007	11,004,706
Basic earnings per common share	$0.25	$0.24	$0.24
Diluted earnings per common share	$0.25	$0.23	$0.23
Dividends per common share	$0.095	$0.095	$0.095

PULASKI FINANCIAL CORP.
BALANCE SHEET DATA
(Unaudited)

	(Dollars in thousands)

	December 31,	September 30,
	2012	2012
Total assets	$1,382,295	$1,347,517
Loans receivable, net	987,808	975,728
Allowance for loan losses	17,957	17,117
Mortgage loans held for sale, net	197,876	180,575
Investment securities	26,759	27,578
FHLB stock	5,336	5,559
Cash and cash equivalents	74,650	62,335
Deposits	1,143,377	1,102,680
FHLB advances	84,000	89,000
Subordinated debentures	19,589	19,589
Stockholders' equity - preferred	25,064	24,976
Stockholders' equity - common	95,178	93,191
Book value per common share	$8.38	$8.21
Tangible book value per share	$8.03	$7.86
Regulatory capital ratios - Pulaski Bank only: (1)
Tier 1 leverage capital (to average assets)	9.51%	9.63%
Total risk-based capital (to risk-weighted assets)	13.57%	13.58%

(1) December 31, 2012 regulatory capital ratios are estimated.

	December 31,	September 30,
	2012	2012
LOANS RECEIVABLE
Single-family residential:
Residential first mortgage	$208,838	$211,760
Residential second mortgage	42,798	42,091
Home equity lines of credit	136,919	143,931
Commercial:
Commercial and multi-family real estate	336,528	323,334
Land acquisition and development	46,073	47,263
Real estate construction and development	20,536	21,907
Commercial and industrial	210,478	197,755
Consumer and installment	2,790	2,674
	1,004,960	990,715
Add (less):
Deferred loan costs	2,983	3,116
Loans in process	(2,178)	(986)
Allowance for loan losses	(17,957)	(17,117)
	(17,152)	(14,987)
Total	$987,808	$975,728

Weighted average rate at end of period	4.89%	4.92%

	December 31, 2012		September 30, 2012
		Weighted		Weighted
		Average		Average
		Interest		Interest
DEPOSITS	Balance	Rate	Balance	Rate
Demand Deposit Accounts:	(Dollars in thousands)
Non-interest-bearing checking	$183,185	0.00%	$173,374	0.00%
Interest-bearing checking	311,681	0.11%	297,523	0.14%
Passbook savings accounts	38,384	0.13%	37,258	0.14%
Money market	172,153	0.25%	149,194	0.26%
Total demand deposit accounts	705,403	0.12%	657,349	0.13%

Certificates of Deposit:
Retail	363,869	1.12%	365,848	1.17%
CDARS	74,105	0.32%	79,483	0.34%
Total certificates of deposit	437,974	0.98%	445,331	1.02%
Total deposits	$1,143,377	0.45%	$1,102,680	0.49%

PULASKI FINANCIAL CORP.
NONPERFORMING ASSETS
(Unaudited)

	(In thousands)

	December 31,	September 30,
NONPERFORMING ASSETS	2012	2012
Non-accrual loans:
Residential real estate first mortgages	$7,295	$4,248
Residential real estate second mortgages	771	610
Home equity lines of credit	1,834	1,613
Commercial and multi-family real estate	3,637	6,119
Land acquisition and development	27	--
Real estate construction and development	99	358
Commercial and industrial	3,842	4,412
Consumer and other	106	102
Total non-accrual loans	17,611	17,462

Troubled debt restructured: (1)
Current under the restructured terms:
Residential real estate first mortgages	9,590	11,809
Residential real estate second mortgages	970	1,473
Home equity lines of credit	1,528	1,266
Commercial and multi-family real estate	3,375	6,388
Land acquisition and development	46	--
Real estate construction and development	--	34
Commercial and industrial	1,162	1,186
Consumer and other	38	42
Total current restructured loans	16,709	22,198
Past due greater than 30 days under restructured terms:
Residential real estate first mortgages	3,517	5,463
Residential real estate second mortgages	334	166
Home equity lines of credit	440	542
Commercial and multi-family real estate	3,757	1,607
Land acquisition and development	--	39
Total past due restructured loans	8,048	7,817
Total restructured loans	24,757	30,015
Total non-performing loans	42,368	47,477
Real estate acquired in settlement of loans:
Residential real estate	1,617	2,651
Commercial real estate	8,056	11,301
Total real estate acquired in settlement of loans	9,673	13,952
Total non-performing assets	$52,041	$61,429

(1) Troubled debt restructured includes non-accrual loans totaling $24.8 million and $30.0 million at December 31, 2012 and September 30, 2012, respectively. These totals are not included in non-accrual loans above.

PULASKI FINANCIAL CORP.
ALLOWANCE FOR LOAN LOSSES AND ASSET QUALITY RATIOS
(Unaudited)

	(Dollars in thousands)

	Three Months
	Ended December 31,
ALLOWANCE FOR LOAN LOSSES	2012	2011
Allowance for loan losses, beginning of period	$17,117	$25,714
Provision charged to expense	2,065	3,000
Charge-offs:
Residential real estate loans:
First mortgages	1,236	705
Second mortgages	351	138
Home equity	713	1,331
Total residential real estate loans	2,300	2,174
Commercial loans:
Commercial and multi-family real estate	523	789
Land acquisition & development	23	--
Real estate construction and development	260	--
Commercial and industrial loans	484	--
Total commercial loans	1,290	789
Consumer and other	34	30
Total charge-offs	3,624	2,993
Recoveries:
Residential real estate loans:
First mortgages	25	8
Second mortgages	34	14
Home equity	86	30
Total residential real estate loans	145	52
Commercial loans:
Commercial and multi-family real estate	1,042	-
Land acquisition & development	17	6
Real estate construction and development	1,169	-
Commercial and industrial	15	7
Total commercial loans	2,243	13
Consumer and other	11	4
Total recoveries	2,399	69
Net charge-offs	1,225	2,924
Balance, end of period	$17,957	$25,790

	December 31,	September 30,
ASSET QUALITY RATIOS	2012	2012
Nonperforming loans as a percent of total loans	4.22%	4.79%
Nonperforming loans excluding current troubled debt
restructurings as a percent of total loans	2.55%	2.55%
Nonperforming assets as a percent of total assets	3.76%	4.56%
Nonperforming assets excluding current troubled debt
restructurings as a percent of total assets	2.56%	2.91%
Allowance for loan losses as a percent of total loans	1.79%	1.73%
Allowance for loan losses as a percent
of nonperforming loans	42.38%	36.05%
Allowance for loan losses as a percent of
nonperforming loans excluding current troubled debt
restructurings and related allowance for loan losses	68.11%	65.56%

PULASKI FINANCIAL CORP.
AVERAGE BALANCE SHEETS
(Unaudited)

	(Dollars in thousands)

	Three Months Ended
	December 31, 2012			December 31, 2011
		Interest	Average		Interest	Average
	Average	and	Yield/	Average	and	Yield/
Interest-earning assets:	Balance	Dividends	Cost	Balance	Dividends	Cost
Loans receivable	$987,147	$11,939	4.84%	$1,040,762	$13,201	5.07%
Mortgage loans held for sale	183,801	1,569	3.41%	138,698	1,310	3.78%
Other interest-earning assets	50,761	104	0.82%	42,660	113	1.06%
Total interest-earning assets	1,221,709	13,612	4.46%	1,222,120	14,624	4.79%
Noninterest-earning assets	86,550			87,287
Total assets	$1,308,259			$1,309,407

Interest-bearing liabilities:
Deposits	$933,423	$1,440	0.62%	$961,548	$2,145	0.89%
Borrowed money	54,990	365	2.65%	52,410	364	2.78%
Total interest-bearing liabilities	988,413	1,805	0.73%	1,013,958	2,509	0.99%
Noninterest-bearing deposits	182,531			157,286
Noninterest-bearing liabilities	16,773			15,471
Stockholders' equity	120,542			122,692
Total liabilities and stockholders' equity	$1,308,259			$1,309,407
Net interest income		$11,807			$12,115
Interest rate spread			3.73%			3.80%
Net interest margin			3.87%			3.97%

For Additional Information Contact:
Paul Milano
Chief Financial Officer
Pulaski Financial Corp.
(314) 317-5046